               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                     MSU CORPORATION
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                                MSU CORPORATION
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                October 28, 1997

To the Stockholders of
MSU CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the 'Annual Meeting') of MSU CORPORATION (the 'Company') will be held at The Garden City Hotel, 45 Seventh Street, Garden City, New York 11530 on Friday, the 14th day of November, 1997 at 2:00 p.m. (New York time) for the following purposes:

          1. To elect the directors of the Company, all of whom shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified;

          2. To consider and vote upon a proposal to ratify the appointment of Moore Stephens Lovelace, P.L. as the Company's independent certified public accountants for the fiscal year ending June 30, 1998; and

          3. To transact such other business as may properly come before the meeting.

                                         By Order of the Board of Directors


                                         WILLIAM DEREK SNOWDON, Secretary

ONLY STOCKHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON OCTOBER 31, 1997 WILL BE ENTITLED TO NOTICE OF OR TO VOTE AT THE MEETING, OR ANY ADJOURNMENT THEREOF. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE A QUORUM, AS WELL AS YOUR REPRESENTATION, AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                MSU CORPORATION
                           MANAGEMENT PROXY STATEMENT
               ANNUAL MEETING OF STOCKHOLDERS, NOVEMBER 14, 1997

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of MSU Corporation (the 'Company') for use at the annual meeting of the stockholders of the Company to be held at The Garden City Hotel, 45 Seventh Street, Garden City, New York 11530, on Friday, November 14, 1997, at 2:00 p.m. (New York time) (the 'Annual Meeting'), or at any adjournment thereof. Proxy material is being mailed on or about October 28, 1997 to the Company's approximately 155 stockholders of record on that date. The total number of shares outstanding and entitled to vote as of October 27, 1997, is:


   Common Stock...................................................   16,093,791


     The purposes of the Annual Meeting are: (1) to elect directors, (2) to consider and vote upon a proposal to ratify the appointment of Moore Stephens Lovelace, P.L., the Company's independent certified public accountants for the fiscal year ending June 30, 1998, and (3) to transact such other business as may properly come before the meeting and at any adjournment thereof.

                    PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE

PROPOSAL 1: ELECTION OF DIRECTORS

     At the Annual Meeting, seven directors are to be elected to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. Unless otherwise specified in the proxy, the shares represented by the proxy hereby solicited will be voted by the persons designated as proxies, both of whom are now directors of the Company, for the persons named below. Should any of these nominees become unable to accept nomination or election (which is not anticipated), it is the intention of the persons designated as proxies to vote for the election of the remaining nominees named and for such substitute nominees as the management may recommend.

     The nominees are: Wynford Peter Holloway, Jeremy Miles Simpson, William Derek Snowdon, Richard Horby Phillips, Gerald J. Capaci, Keith Edward Peirson and Fred Kashkooli.

     Directors are elected by a plurality of shares of Common Stock represented at the Annual Meeting.

INFORMATION WITH RESPECT TO NOMINEES

     Information with respect to each nominee is set forth below. Additional information with respect to officers, directors and major stockholders of the Company, including their percentage ownership in the Company's voting stock is set forth on pages 5 and 6, and in the Company's Annual Report on Form 10-K, which is being mailed herewith.

     Wynford Peter Holloway, age 48, has served as Chief Executive Officer and a director of the Company since October 1994, and as Chairman of MSU PLC and MSU
(UK) Limited since June 1994 and March 1991, respectively. He has been president of MSU US Operations Inc. since its incorporation in February 1997. Mr. Holloway is the founder of MSU (UK) Limited. From 1991 through 1992, Mr. Holloway was a self-employed design consultant providing professional design services to clients in the computer peripherals business.

     Jeremy Miles Simpson MA (Cantab), age 63, was appointed a director and Deputy Chairman of the Company, effective July 1, 1997. Mr. Simpson, who is a Freeman of the City of London, was executive chairman of Gordon Russell Plc., a UK publicly quoted company, from 1986 to 1989, prior to the sale of the company. Since that date Mr. Simpson has held a number of non-executive directorships with smaller growing and developing companies in the UK and Europe.

     William Derek Snowdon LLB, age 43, has served as secretary and a director of the Company since October 1994 and as secretary of MSU PLC and MSU (UK) Limited since June 1994 and March 1991, respectively. He was appointed a director and secretary of MSU US Operations Inc. on its incorporation in February 1997. Mr. Snowdon is a solicitor and has been a partner with the firm of Phoenix Walters for the past 15 years. Mr. Snowdon's practice focuses on commercial contracts and intellectual property law. In addition Mr. Snowdon is a non-executive director of two Regional Enterprise Agencies in the United Kingdom.

     Richard Horby Phillips FCA, age 51, has served as principal financial officer and a director of the Company since January 2, 1997 and also as a director of MSU PLC and MSU (UK) Limited since that date. He was appointed Treasurer and a director of MSU US Operations Inc. on its incorporation in February 1997. Mr. Phillips is a chartered accountant who was with Coopers & Lybrand for 25 years. Mr. Phillips was a partner in their London office from April 1983, providing advisory and audit services to both public and private companies until August 1994 when he formed his own firm to continue providing financial advice to emerging growth companies in the US and UK. Mr. Phillips also currently serves on the Board of five other UK companies, in all cases in a non-executive capacity.

     Gerald J. Capaci, age 40, has served as a director of the Company since February 1997. He has also served as a director and vice president (business development and marketing) of MSU US Operations, Inc. since its incorporation in February 1997. Prior to February 1997, Mr. Capaci spent over 10 years with IBM where he was most recently Strategic Relationship Manager of their Internet Division where he was responsible for assessing the technical, business and strategic value of contracting with other software companies with special emphasis on internet companies.

     Keith Edward Peirson, age 55, has served as a director of the Company since September 1997 and has been appointed the group's managing director. From 1995 to 1997, Mr. Peirson acted as an independent consultant to various companies involved with the distribution of computer products, construction of building facades and automotive security. Mr. Peirson has previously served as managing director of other companies in the electronics field, including Farnell Electronic Services, where he spent 24 years, and Arrow Electronics (UK) Limited from 1991 to 1994.

     Fred Kashkooli, age 57, has served as a director of the Company since August 1997. Mr. Kashkooli has been an independent management consultant since 1991 and has over twenty eight years of experience in the areas of microprocessors, memory, logic, analog design, manufacturing, CAD design packaging, testing and marketing. From 1984 to 1991, Mr. Kashkooli was Senior Vice President of Research and Development at GE Intersil, responsible for design, manufacturing and strategic marketing for analog and digital products. Additionally, Mr. Kashkooli managed design centers in Singapore, New Jersey, North Carolina and Florida. From 1980 to 1984, Mr. Kashkooli was a director of the microprocessor and memory division of GE Intersil. Prior thereto he worked for ten years at Sygenetics, a corporation engaged in the manufacture of semi-conductor chips. Mr. Kashkooli holds a BS in Electrical Engineering from California State University.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     In the last fiscal year the Board of Directors held 12 regularly scheduled meetings. The members of the Company's Board of Directors are also members of the boards of directors of the Company's affiliates and hold joint meetings at which they conduct all necessary business for each of the Company and such affiliates. All other actions by the Board of Directors were taken by unanimous written consent.

PROPOSAL 2: APPOINTMENT OF MOORE STEPHENS LOVELACE, P.L. AS THE COMPANY'S
            INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 30, 1998.

     The Board of Directors has selected Moore Stephens Lovelace, P.L. as the Company's independent certified public accountants for the fiscal year ending June 30, 1998, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Moore Stephens Lovelace, P.L. has audited the Company's financial statements since June 30, 1995.

     Stockholder ratification of the selection of Moore Stephens Lovelace, P.L. as the Company's independent certified public accountants is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Moore Stephens Lovelace, P.L. to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the

Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board, in their discretion, may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The Board of Directors recommends a vote 'For' this proposal to ratify the appointment of Moore Stephens Lovelace, P.L. as the Company's independent accountants for the fiscal year ending June 30, 1998.

     The favorable vote of the holders of a majority of the shares of Common Stock represented at the meeting is needed to approve this Proposal No. 2.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Keith Hall, Wynford Holloway, William Snowdon, Richard Horby Phillips, Jeremy Simpson, and MSU Employees Discretionary Trust have failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year and prior fiscal years. None of the aforesaid individuals and/or entities have filed Form 3s. In addition, Mr. Holloway did not report one transaction; Mr. Snowdon did not report three transactions; and the MSU Employees Discretionary Trust did not report five transactions on Form
4. The Company also believes that Mr. Hall and the McLaughlin Group LLC are delinquent in their Form 4 filings. The aforesaid parties are also delinquent in filing Form 5s.

                     HOLDINGS OF MANAGEMENT AND OF HOLDERS
                  OF 5% OR MORE OF THE COMPANY'S COMMON STOCK

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of October 17, 1997 by (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table employed by the Company in that capacity on September 25, 1997; (iii) all executive officers and directors of the Company as a group; and
(iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                     AMOUNT AND NATURE
                                                                       OF BENEFICIAL
                                                                      OWNERSHIP AS OF
                                                                       SEPTEMBER 25,
NAME OF BENEFICIAL OWNER         ADDRESS OF BENEFICIAL OWNER               1997               PERCENT OF CLASS
------------------------   ---------------------------------------   -----------------        ----------------
Wynford Peter              Elder House, 526-528 Elder Gate               4,987,777(1)(2)            31.1%
  Holloway..............   Central Milton Keynes                                  (3)(4)
                           MK9 1LR ENGLAND
William Derek Snowdon...   48 The Parade, Cardiff                          522,277(3)(4)             3.3%
                           CF2 3AB, ENGLAND
Jeremy Miles Simpson....   Elder House, 526-528 Elder Gate                 307,068(3)(4)             1.9%
                           Central Milton Keynes
                           MK9 1LR ENGLAND
Richard Horby Phillips..   Elder House, 526-528 Elder Gate                 100,000                   0.6%
                           Central Milton Keynes
                           MK9 1LR ENGLAND
Gerald J. Capaci........   Elder House, 526-528 Elder Gate                 100,000                   0.6%
                           Central Milton Keynes
                           MK9 1LR ENGLAND
Keith Peirson...........   Elder House, 526-528 Elder Gate                     (4)
                           Central Milton Keynes
                           MK9 1LR ENGLAND
Fred Kashkooli..........   c/o Capital Bay Securities                          (6)
                           2200-B Douglass Blvd., Suite 100
                           Roseville, California 95661
Peter Brian Weber and      48 The Parade, Cardiff                        2,699,444(2)(3)            16.7%
  Vivian George Bines as   CF2 3AB, ENGLAND
  Trustees for the
  Employee Trust........
TXC Corporation.........   5F No. 15 SEC 2                               2,051,333                  12.7%
                           Chung Yang S Road
                           Peitoi, Taipei, Taiwan
McLaughlin Group LLC....   13750 US 281 North #660                       2,250,000(5)               14.0%
                           San Antonio, Texas 78232
All Directors and Officers as a Group.............................       6,103,122                  37.5%

------------

(1) Mr. Holloway owns 2,138,333 shares of record. Pursuant to an unwritten agreement and understanding, Mr. Holloway shares voting and dispositive power with respect to the shares held by the Employee Trust.

(2) The Employee Trust constituted by a Trust Deed dated May 24, 1994 (of which Wynford Peter Holloway was the Settlor), is in favor of all past, present and future employees of MSU (UK) Limited and MSU PLC and any subsequent companies and their spouses and children. No allocations under the Trust have been made. Under the Trust Deed and so long as Mr. Holloway is living, his consent, as Settlor, is required for the appointment of beneficiaries and the appointment of new trustees. The Trustees also have the authority to delegate powers to Mr. Holloway. Pursuant to an unwritten agreement and understanding, Mr. Holloway shares voting and dispositive powers with respect to the shares held by the Employee Trust.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

(3) For the purpose of the above table, a person or group of persons is deemed to have 'beneficial ownership' of any shares which such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or group of such persons has the rights to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person. Accordingly the above table includes the following shares issuable pursuant to options which are now exercisable, or are exercisable within 60 days hereof.

                                                                  NO. OF
   NAME                                                           SHARES
------------------------------------------------------------   ------------
   Wynford Peter Holloway...................................      150,000
   William Derek Snowdon....................................      100,000
   Jeremy Miles Simpson.....................................       50,000
   Peter Brian Weber and Vivian George Bines................      100,000
   Richard Horby Phillips...................................      100,000
   Gerald J Capaci..........................................      100,000

(4) Excludes the following shares issuable pursuant to options which are not currently exercisable (or exercisable within 60 days).

                                                                  NO. OF
   NAME                                                           SHARES
------------------------------------------------------------   ------------
   Wynford Peter Holloway...................................       20,000
   William Derek Snowdon....................................       20,000
   Jeremy Miles Simpson.....................................       12,500
   Gerald J Capaci..........................................      200,000
   Keith Edward Peirson.....................................      300,000

(5) Includes 650,000 shares issuable pursuant to a currently exercisable warrant to purchase 650,000 shares of Company common stock at $1 each.

(6) Mr. Kashkooli is the beneficial holder of $24,000 10% Convertible Notes which are convertible into 8,000 shares of the Company's common stock.

                              CERTAIN TRANSACTIONS

     Martin Miller, a former director and executive officer of the Company, is believed by the Company to be affiliated with Millport Limited ('Millport'), a corporation retained by MSU (UK) Limited in September 1994 to serve as a placement agent in connection with a Regulation S offering. The placement agent arrangement was amended and confirmed by the Company in June 1995 (such agreements collectively referred to as the 'Millport Agreements') and the offering was conducted in June and July 1995. In connection with the offering, Martin Miller was issued 150,000 shares of the Company's common stock and Millport received commissions on shares sold in addition to being granted a two year option to acquire up to 500,000 shares of the Company's common stock. The option was never granted because the Company believes that Millport did not perform in accordance with the terms of the Millport Agreements. The Company believes that it is not bound to any of the restrictions under the Millport Agreements.

     The Company and Lawrence Ko, a director and former employee of TXC Corporation, entered into an agreement in February 1996 pursuant to which Mr. Ko will represent and promote the Company and its technologies in Taiwan, and at the Company's request, mainland China and Hong Kong. The Company's intention is to work through Mr. Ko in most matters relating to such countries and territories; however the Company has reserved the right to handle independently all matters relating to existing contacts, negotiations and future contracts. Mr. Ko will receive compensation based upon revenue attained by the Company (consisting of from 5% to 10% of revenue, plus warrants to acquire 75,000 shares of common stock for each $1 million of revenue attained, with an exercise price of 50% of the market value at the time the warrant is issued, up to a maximum of 300,000 shares) as a result of transactions attributable to Mr. Ko.

     In August 1996, Direct International Limited, a Taiwanese company, loaned $300,000 to the Employee Trust. Such loan was secured by 250,000 shares of the Company's common stock owned by the Employee Trust and was originally due on October 21, 1996. The loan was then to be repaid in 37,500 shares of the Company's common stock owned by the Employee Trust no later than December 31, 1996 with Direct International Limited also receiving on December 31, 1996, 10,000 shares of the Company's common stock owned by The Employee Trust as consideration for the advance of the loan. On June 4, 1997 it was agreed that the loan would be repaid with 88,000 shares of the Company's common stock owned by the Employee Trust and this transfer was effected in September 1997. The $300,000 received by the Employee Trust were loaned by it to Mr. Holloway ($140,000) and the Company ($160,000). Such loans are unsecured, interest free, due and payable on an as yet to be determined date, and are not evidenced by written agreements. In July 1997, $33,200 of the amount loaned to the Company was repaid to the Employee Trust.

     Effective January 30, 1996 and February 29, 1996, pursuant to a stock purchase agreement, McLaughlin Group LLC acquired from the Company, in private transactions, 800,000 and 800,000 shares, respectively, of the Company's common stock for an aggregate purchase price of $1 million. McLaughlin Group LLC was also granted certain demand and piggyback registration rights. The Company has agreed to indemnify McLaughlin Group LLC against certain liabilities in connection with any shares so registered.

     On July 21, 1997 McLaughlin Group LLC was granted a warrant to purchase 650,000 shares of the Company's common stock at an exercise price of $1.00 per share, such right to expire on 20 July, 2002. In consideration for the granting of this warrant McLaughlin Group LLC agreed to waive its rights under the stock purchase agreement of January 30, 1996 whereby it had been granted (i) a warrant to purchase such number of shares of Company's common stock as equals 3.5% of the outstanding shares of the common stock on the date the warrant was exercised (with such determination to be made on a fully diluted basis). This original warrant was exercisable, in whole only, at an exercise price of $1.0 million and was due to expire eighteen months after March 1, 1996; and (ii) the right to acquire additional shares of capital stock upon issuance by the Company of additional capital stock (except in certain specified cases) in order to maintain the same proportion of voting power of the Company as was owned prior to the issuance.

     McLaughlin Group LLC has also been granted certain demand and piggyback registration rights in connection with the shares issuable under the July 21, 1997 warrant. The Company has agreed to indemnify McLaughlin Group LLC against certain liabilities in connection with any shares so registered.

     Mark McLaughlin, a member of McLaughlin Group LLC, is president and a principal stockholder of McLaughlin International, Inc. ('MII'). MII serves as a consultant to the Company pursuant to two engagement letters entered into on November 8, 1995 and May 17, 1996. The engagement letters provide that MII will act as a consultant to the Company in connection with certain strategic transactions, relating to the marketing and distribution of the Company's products and technology in Japan and to a select numbers of companies located principally in the United States, for a period of six months, subject to extension by mutual agreement. The November 8, 1995 engagement letter was extended for a further six month period. As compensation under the November 8, 1995 engagement letter, which covers Japan, MII, Inc. will receive for a period of seven years (in the case of revenues and royalties) or an indefinite period or one time payment (in the case of fees) a percentage of revenues, royalties and fees (with such percentages ranging from 5% to 10% dependent upon what and how much is received) received by the Company as a direct or indirect result of the efforts of MII. As additional compensation, MII will receive warrants to acquire 75,000 shares of common stock per each $1 million in fees received by the Company (not to exceed 750,000 warrant shares) plus bonus warrants to acquire 250,000 shares in the event the Company receives $20 million in fees, in each case as a direct or indirect result of the efforts of MII. Such warrants will be exercisable for a five-year term at a price equal to the lesser of $10 or 50% of the market price of the Company's stock on the date of issue. Shares of common stock issuable upon exercise of the warrants will carry customary registration rights. As compensation under the May 17, 1996 engagement letter, MII will receive, for the duration of the relationship

(between the Company and the party introduced by the consultant), a percentage of upfront research and development fees/payments; equity private placement proceeds; service provider revenue/fees; and chip sales (with such percentages ranging from 4% to 8%) received by the Company as a direct or indirect result of the efforts of MII. To be entitled to a percentage compensation under either engagement letter, the revenue, payments, sales or fees must commence or be paid during the engagement period or during the twelve month period immediately following the engagement period. In November 1996 McLaughlin International Inc. declined to renew the engagement letters dated November 8, 1995 and May 17, 1996. As of September 1997 no business has been procured from any companies the subject of the engagement letters and no compensation payments have yet fallen due for payment.

     Effective May 7, 1997, June 4, 1997 and September 5, 1997 Jeremy Miles Simpson acquired from the Company, in private transactions, 79,126, 48,042 and 26,900 shares respectively of the Company's common stock. Consideration for the common stock was, approximately respectively, $162,000, $114,000 and $79,000 in cash. The price paid for the shares of common stock in each case was the market price prevailing on the respective dates. In addition, Mr. Simpson was granted options to acquire 50,000 shares of common stock at a price of $2.12 per share in respect of the May 7, 1997 transaction and 12,500 shares of common stock at a price of $2.37 per share in respect of the June 4, 1997 transaction. In both cases the options are exercisable at any time after six months from the date of the respective grants. The end of the option term in each case is five years from the date of the grant.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning the compensation earned during the Company's last three fiscal years by the Company's Chief Executive Officer and the Company's other executive officers receiving in excess of $100,000 in total annual salary and bonus (collectively the 'named executive officers'):

                              ANNUAL COMPENSATION

                                                                                                 OTHER
                                                                                                 ANNUAL
                                                                FISCAL    SALARY     BONUS    COMPENSATION
                            NAME                                 YEAR     ($)(1)      ($)        ($)(2)
-------------------------------------------------------------   ------    -------    -----    ------------
Wynford Peter Holloway.......................................     1997    112,000     --         29,000
                                                                  1996    112,000     --         17,072
                                                                  1995    112,000     --         24,083
Keith Charles Hall...........................................     1997     48,000*    --          9,000*
                                                                  1996     96,000     --          8,000
                                                                  1995     96,000     --          4,400
Richard Horby Phillips.......................................     1997     41,500*    --          7,470*
Gerald J. Capaci.............................................     1997     47,000*    --          3,500*

------------

*  Part of the year; to or from date of resignation/appointment

(1) All salaries and other annual compensation were paid by MSU (UK) Limited or MSU US Operations Inc.

(2) Represents personal benefits in addition to salary. Of Mr. Holloway's personal benefits, 51% of the 1995 amount was for house rental expense; 40% and 60% of the 1996 amount were for a Company car and house rental expense, respectively. The 1997 amount is in respect of a car allowance. Of Mr. Hall's personal benefits, 100% of each of 1995, 1996 and 1997 amounts were for a car allowance. All of Mr. Phillips benefits were in respect of a car allowance and all Mr. Capaci's personal benefits are in respect of contributions to a personal retirement plan.

LONG TERM COMPENSATION

     Other than in respect of the stock options, details of which are set out on pages 10 to 11, there were no long term compensation awards or payouts in any of the years ended June 30, 1997, 1996 or 1995.

EMPLOYMENT AGREEMENTS

     Effective September 1, 1994, MSU PLC entered into employment agreements with each of Wynford Peter Holloway, Keith Hall and William Snowdon providing for annual base salaries (subject to annual increases within the discretion of the Board of Directors) of $206,670, $132,800 and $33,200 respectively, which base salary requirement was waived by each of Messrs. Holloway and Hall for the first three years of the employment term. Subject to earlier termination as provided in the agreements, the agreements are each for a three year period ending August 31, 1997. Unless terminated in accordance with the agreements, each agreement renews for a further period of three years on each anniversary of the commencement date.

     On January 6, 1997, the employment contract with Mr. Hall was terminated, by mutual consent, effective December 31, 1996.

     Effective January 2, 1997, MSU (UK) Limited entered into an employment agreement with Richard Horby Phillips providing for an annual base salary of $107,900, subject to annual increases within the discretion of the Board of Directors. During an initial period, which is still continuing, Mr. Phillips is to receive a lower base salary at the annual rate of $83,000 as he is unable to devote all of his time to the Company's affairs due to other commitments. At present Mr. Phillips is devoting approximately 4 days a week to the Company's affairs.

     In September 1997, MSU Limited entered into an employment agreement with Keith Peirson providing for an annual base salary of $160,000, subject to annual increases within the discretion of the Board of Directors.

     All of the above agreements with Messrs. Holloway, Snowdon, Phillips and Peirson, also provide for a car allowance or use of an automobile, including reimbursement of any automobile expenses, and participation in bonus plans when and if formulated by MSU PLC or MSU (UK) Limited. MSU is also obligated to provide private medical coverage and life insurance. For one year after termination, the executives are restricted from holding a material interest in any competitor, seeking or receiving orders for any products or services produced or marketed by MSU PLC or MSU (UK) Limited during a six month period prior to termination of the executive.

     Effective January 29, 1997, MSU (UK) Limited entered into an employment agreement with Gerald J. Capaci providing for an annual base salary of $125,000, subject to annual increases within the discretion of the Board of Directors. In addition, the Company will make an annual nondiscretionary contribution to a retirement plan for Mr. Capaci at a rate of 7.5% of his annual salary and will establish and maintain a medical benefits plan for Mr. Capaci, his spouse and dependent children.

COMPENSATION OF DIRECTORS

     Directors are reimbursed for all reasonable expenses in attending each Board Meeting.

STOCK OPTION GRANT TABLE

     The following table sets forth certain information concerning options granted to the named executive officers during the Company's fiscal year ended June 30, 1997.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                       PERCENT OF                                                      POTENTIAL REALIZABLE
                                         TOTAL                                                       VALUE AT ASSUMED ANNUAL
                          NUMBER OF     OPTIONS                                                        RATE OF STOCK PRICE
                          SECURITIES   GRANTED TO   EXERCISE OR               MARKET                 APPRECIATION FOR OPTION
                          UNDERLYING   EMPLOYEES    BASE PRICE               PRICE ON                        TERM(5)
                           OPTIONS     IN FISCAL      ($ PER                 DATE OF    EXPIRATION   ------------------------
          NAME             GRANTED        YEAR        SHARE)                  GRANT        DATE      0%($)   5%($)    10%($)
------------------------  ----------   ----------   -----------              --------   ----------   -----   ------   -------
WYNFORD PETE
 HOLLOWAY...............    150,000       23.0%        $2.12                  $ 2.12      4/18/02     --     87,858   194,142
                            (NOTE 1)       3.1%        $3.25                  $ 3.25      6/24/02     --     17,958   39,683
                             20,000
                            (NOTE 2)

WILLIAM DEREK SNOWDON...     20,000        3.1%        $3.25                  $ 3.25      6/24/02     --     17,958   39,683
                            (NOTE 2)
RICHARD HORBY
 PHILLIPS...............    100,000       15.3%        $2.12                  $ 2.12      5/11/02     --     58,572   129,428
                            (NOTE 3)

GERALD J. CAPACI........     300,000       46.0%        $2.12                  $ 2.12      5/11/02     --     58,572   129,428
                            (NOTE 3)

JEREMY MILES SIMPSON....     62,500        9.5%        $2.12      (50,000)    $ 2.12      5/11/02     --     29,286    64,714
                            (NOTE 4)                   $2.37      (12,500)    $ 2.37      6/30/02     --      8,785    18,086

------------

(1) The stock options granted to Mr. Holloway (50,000) and to the Employee Trust (100,000), in which Mr. Holloway has an interest as the Settler and as a potential beneficiary, on 12 May 1997 were in consideration of the benefits derived by the Company from the provision of personal guarantees by Mr. Holloway and security given by the Trust to secure a loan facility for the Company.

(2) The stock options granted to Mr. Holloway and Mr. Snowdon were in consideration for the benefits derived by the Company from their agreeing to certain additional restrictions on their disposing of their existing holdings of shares of common stock in the Company; this being one of the conditions attaching to the issuance of the 10% Convertible Loan Notes on June 25, 1997.

(3) The stock options granted to Messrs. Phillips and Capaci are in accordance with the provisions of their employment contracts with the Company. Mr. Phillips has been granted options in respect of 100,000 shares of common stock exercisable between November 11, 1997 and May 11, 2002. Mr. Capaci has been granted options in respect of 300,000 shares of common stock of which 100,000 are exercisable between November 11, 1997 and May 11, 2002; the options in respect of the other 200,000 shares of common stock vest as to 100,000 after January 1998 provided that the Company's share price has been quoted at $15.00, and 100,000 after January 1999 provided that the Company's share price has been quoted at $20.00.

(4) The stock options granted to Mr. Simpson were in consideration of his agreeing to subscribe for 79,012 shares of common stock of the Company on May 12, 1997 and 48,012 shares on June 4, 1997.

(5) As required by the rules of the Securities and Exchange Commission, potential values stated are based on the assumption that the Company's common stock will appreciate in value from the date of the grant to the end of the option term (five years from the date of the grant) at annualized rates of 5% and 10% (total appreciation of approximately 28% and 61%), respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the common stock.

STOCK OPTION EXERCISES AND HOLDINGS TABLE

     The following table provides information concerning the values of unexercised options held by the named executive officers at June 30, 1997. No options were exercised by such officers during the Company's fiscal year ended June 30, 1997.

                         FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF UNEXERCISED              VALUE OF UNEXERCISED
                                                                   OPTIONS                     IN-THE-MONEY OPTIONS
                                                            AT FISCAL YEAR END (#)          AT FISCAL YEAR END ($)(1)
                                                        ------------------------------    ------------------------------
                        NAME                             EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-----------------------------------------------------   -------------    -------------    -------------    -------------
Wynford Peter Holloway...............................      100,000          170,000(2)        --               78,375
William Derek Snowdon................................      100,000           20,000           --                6,250
Richard Horby Phillips...............................                       100,000                           144,250
Gerald J Capaci......................................                       300,000                           144,250
Jeremy Miles Simpson.................................                        62,500                            87,031

     In September 1997, Keith Peirson was granted options to purchase 300,000 shares of the Company's common stock at the closing price at the date of the grant. The options are exercisable as to 100,000 from July 1, 1998, 100,000 from July 1, 1999, and 100,000 from July 1, 2000. The options expire in September 2002.

------------

(1) Values stated are based on the average bid and asked prices of $3.56 per share of the Company's common stock as reported by Bloomberg Financial Inc. on June 30, 1997, the last trading day of the fiscal year, and equal the aggregate amount by which the market value of the option shares exceeds the exercise price of such options at the end of the fiscal year. No value is attributed to option shares where the option price is higher than the market value.

(2) The Stock options above attributed to Mr. Holloway include 100,000 granted during the year ended June 30, 1997 to a Trust in which Mr. Holloway has an interest.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company has no compensation committee. During fiscal 1997, Messrs. Holloway, Snowdon, Hall (to December 31, 1996) and Phillips (from January 2,
1997) representing all of the Company's directors and executive officers, participated in deliberations of the Board of Directors concerning executive officer compensation.

     Since October 1994, the law firm of Phoenix Walters Solicitors has regularly rendered legal services as counsel to the Company. W.D. Snowdon, a director and executive officer of the Company, is a partner of Phoenix Walters Solicitors.

     Between September 1994 and March 1995, Mr. Phillips provided consultancy services to the Company for which he rendered invoices for $16,500. As of September 1997, the amount remained unpaid.

     In November 1992, MSU (UK) Limited, Mr. Holloway, TXC Corporation and a third party entered into an agreement relating to the development of a CD based multisystem. Such agreement contemplated that a new entity, owned 46% by Mr. Holloway, 46% by TXC Corporation and 5% by the third party, would develop and own such project, however, MSU (UK) Limited, Mr. Holloway and TXC Corporation subsequently agreed that MSU (UK) Limited would independently develop and own the product. The third party never performed under the November 1992 agreement and, accordingly MSU (UK) Limited's position is that such third party has no rights or claims under such agreement. TXC Corporation and Mr. Holloway agreed to indemnify MSU (UK) Limited in connection with any claim made by such third party. Pursuant to the November 1992 agreement, TXC Corporation contributed $1,541,910 to MSU (UK) Limited. Pursuant to a June 1993 agreement, restating the 1992 agreement, TXC Corporation loaned $618,000 to MSU (UK) Limited. Of the $2,159,910 aggregate capital contribution, $1,400,000 is represented by an unsecured, interest free loan payable to TXC Corporation at such time as the Company is reasonably able to do so without jeopardizing its financial condition, and the balance was an equity contribution. Pursuant to a March 1994 agreement, TXC Corporation agreed to waive certain rights under the November 1992 and June 1993 agreements in exchange for 550,000 shares of MSU Limited stock and certain additional consideration. TXC Corporation has waived any claims it may have had to such additional consideration. The MSU (UK) Limited stock issued to TXC Corporation was exchanged for MSU PLC stock in June 1994 and the MSU PLC stock was exchanged for Company common stock in October 1994 in connection with the Exchange. TXC Corporation is a principal stockholder of the Company and holds a non-exclusive license to use the Wynpeg Chipset technology in connection with the manufacture of video CD players. Such license was granted to TXC Corporation in connection with a development contract entered into in July 1994.

     In August 1997, Mr. Holloway agreed to the terms of settlement of a loan made in May 1994 by Sabre Advanced Micro Electronics Ltd., an agent for Americn Micro Systems Inc. (which until 1996 was the Company's principal chip manufacturer) in the approximate amount of $231,000. Settlement was effected by the transfer of 70,000 shares of common stock of the Company owned by Mr. Holloway. The pledge of all of the shares of common stock of Mr. Holloway given as security for the loan was released as part of the settlement terms. Mr. Holloway loaned approximately $68,000 of the loan proceeds to MSU Ltd. in July 1994 on an unsecured interest free basis. At September 1997, approximately $3,000 was outstanding under that loan.

     In June 1996, MSU (UK) Limited obtained a $76,000 credit facility from National Westminster Bank Plc ('Bank'). The credit facility was secured by a security interest on all of the Company's assets and the personal guarantees of each of Messrs. Holloway, Hall and Snowdon. The Guarantees of Messrs. Hall and Snowdon were secured by a pledge of their shares of Company common stock. In consideration of the benefit derived by the Company as a result of the guarantees provided by these directors, each of the directors concerned was granted, effective June 7, 1996, an option to acquire 100,000 shares of Company common stock at an exercise price of $5.00. The options are exercisable in full commencing on June 7, 1997 and expire on June 6, 2001. The credit facility expired in August 1996 at which time there were no amounts outstanding under the facility. A security interest remains in place with the Bank to serve as collateral for additional credit facilities requested by the Company and approved by the Bank. The pledged shares have been released.

     On October 14, 1994, the Company completed an exchange of all the shares of MSU PLC for 9,422,222 shares of the Company's common stock pursuant to an Exchange Agreement. After the Exchange, the former stockholders of MSU PLC owned approximately 73.6% of the Company's common stock. Such stockholders presently own approximately 51.5% of the Company's common stock. Upon completion of the Exchange, Mr. Holloway, an officer and director of the Company, TXC Corporation, and the Employee Discretionary Trust became the owners of more than five percent (5%) of the Company's common stock. Additionally, each of Keith Hall and William Snowdon, officers and directors of the Company, received 515,277 shares in connection with the Exchange. All of MSU PLC shares were acquired in June 1994 in exchange for shares in MSU (UK) Limited.

     In September 1996, approximately $163,000 was loaned to the Company by the Employee Trust. This loan was unsecured, interest free with no date fixed for repayment. In July 1997, approximately $33,000 was repaid and the balance remains outstanding.

     In consideration of the benefit derived by the Company as a result of the above interest free loan of $160,000 and the guarantee provided by the Employee Trust, the Trust was granted an option to acquire 100,000 shares of the Company's common stock at an exercise price of $2.12 the market price of the Company's common stock on the date of grant. The options are exercisable in full commencing on November 11, 1997 and expire on May 11, 2002.

     In February 1997, the Company sold 12 Promissory Notes each in the amount of $50,000 and each bearing interest at 8.5% per annum and which were due to mature in February 1998. Security for the borrowings was the Company's shares of its subsidiaries together with 235,000 shares of common stock of the Company which are owned by the Employee Trust. The Promissory Notes were repaid in June 1997 and no amount is now outstanding.

     In September 1996, the Company sold 50,000 shares of common stock for $250,000. This transaction was subsequently rescinded and the Company was indebted to the purchaser for $250,000. Payment was guaranteed personally by Mr. Holloway and was paid in full in July 1997. In consideration of the benefit derived by the Company as a result of the above guarantee, Mr. Holloway was granted an option to acquire 50,000 shares of the Company's common stock at an exercise price of $2.12, being the market price of the shares of common stock in the Company at the date of grant. The options are exercisable in full commencing on November 11, 1997 and expire on May 11, 2002.

     On June 25, 1997, as part of the Placement Agent Agreement with Capitol Bay Securities in connection with the issuance of the Company's 10% Convertible Notes, Messrs. Holloway and Snowdon agreed to restrictions on their rights to sell, or otherwise dispose of, their shares of common stock registered in their respective names. In consideration for the benefit derived by the Company for their agreeing to these restrictions, Messrs. Holloway and Snowdon were each granted options to acquire 20,000 shares of the Company's common stock at $3.25 per share, the market price of the shares on the date of agreement. The options are exercisable in full commencing on December 25, 1997 and expire on June 24, 2002.

     The Company believes that the abilities of the foregoing members of the Board of Directors to make fair compensation decisions have not and will not be compromised by the relationships referred to above.


                             ANNUAL PERFORMANCE GRAPH
                COMPARISON OF THREE YEARS CUMULATIVE TOTAL RETURN

         Assumes $100 invested on May 31, 1995 in the Company's Common Stock, the S&P Computer Hardware Group Index and the S&P 500 Index.

                              [PERFORMANCE GRAPH]

                                                        1995   1996   1997
                                                        ----   ----   ----
  S&P COMPUTER HARDWARE GP INDEX                 100     102     67    83
  S&P 500 INDEX                                  100      98     78    69
  MSU CORPORATION                                100      58    105   102

                              GENERAL INFORMATION

INFORMATION AS TO VOTING SECURITIES

     The close of business on October 31, 1997 has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of, and vote at, the Annual Meeting. Holders of shares of Common Stock have the right to one vote for each share registered in their names on the books of the Company as of the close of business on the record date. As of October 27, 1997, 16,093,791 shares of the Company's Common Stock were issued and outstanding.

VOTING AND REVOCATION OF PROXIES

     The persons named in the accompanying form of proxy will vote the shares represented thereby, as directed in the proxy, if the proxy appears to be valid on its face and is received on time. In the absence of specific instructions, proxies so received will be voted for the election of the named nominees to the Company's Board of Directors. Proxies are revocable at any time before they are exercised by sending in a subsequent proxy (with the same or other instructions), by appearing at the Annual Meeting of Stockholders and voting in person, or by notifying the Company in writing that it is revoked.

METHOD AND EXPENSE OF PROXY SOLICITATION

     The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone by regular employees of the Company at nominal cost. The Company does not expect to pay compensation for any solicitation of proxies, except for fees paid to American Securities Transfer & Trust, Inc. for services in connection with the meeting in the approximate amount of $746. In addition, the Company may pay brokers and other persons holding shares in their names, or in the names of nominees, their expenses for sending proxy material to principals for the purpose of obtaining their proxies. The Company will bear all expenses in connection with the solicitation of proxies.

INDEPENDENT AUDITORS

     The Board of Directors of the Company appointed Moore Stephens Lovelace, P.L. to audit the accounts of the Company for the fiscal year ended June 30, 1997. Management does not believe it is necessary for stockholders to ratify this appointment due to the satisfactory services of Moore Stephens Lovelace P.L., in the prior year and the impracticality and undue expense of calling a special stockholders meeting solely for that purpose. There is no requirement under the Company's By-laws or under federal or Florida law that the appointment of independent auditors be approved by stockholders.

STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the Company's 1998 Annual Meeting of Stockholders pursuant to the provisions of Rule 14a-8 of the Securities and Exchange Commission, promulgated under the Securities Exchange Act of 1934, as amended, must be received at the Company's offices in Central Milton Keynes, England by June 29, 1998 for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

GENERAL

     The Annual Report on Form 10-K is being mailed to stockholders simultaneously with this Proxy Statement.

     As of the date of this proxy statement, the management knows of no matters other than Proposals 1 and 2 to come before the meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote all proxies not marked to the contrary in accordance with their judgment on such matters.

                                          By Order of the Board of Directors

                                          WILLIAM DEREK SNOWDON, Secretary

                             APPENDIX 1 PROXY CARD
                                MSU CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of MSU Corporation (the 'Company') hereby appoints Richard Horby Phillips and William Derek Snowdon, as Proxies, each with power to appoint his substitute, and hereby authorizes them to represent and vote as designated below, all of the shares of the Company's Common Stock held of record by the undersigned on October 31, 1997 at the Annual Meeting of Stockholders of the Company to be held at The Garden City Hotel, 45 Seventh Street, Garden City, New York, on November 14, 1997, at 2:00 p.m., or at any adjournment thereof.

(1) Election of Directors                                                    [ ] WITHHOLD AUTHORITY to vote for any individual
   [ ] FOR all nominees listed below                                             nominee listed below.
      (except as marked to the contrary below)

    (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)
Wynford Peter Holloway, Jeremy Miles Simpson, William Derek Snowdon, Richard Horby Phillips, Gerald J. Capaci, Keith Edward
Peirson and Fred Kashkooli.
------------------------------------------------------------------------------------------------------------------------------

(2) Proposal to ratify the appointment of Moore Stephens Lovelace, P.L. as           [ ] FOR    [ ] AGAINST    [ ] ABSTAIN
    the Company's independent certified public accountants for the fiscal year ending June 30, 1998.
(3) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposal 2 and the nominees on the reverse side.

                                                Date: _____________________,1997

                                                ________________________________
                                                           SIGNATURE
                                                ________________________________
                                                   SIGNATURE IF HELD JOINTLY

                                                PLEASE SIGN EXACTLY AS NAME
                                                APPEARS HEREON. WHEN SHARES ARE
                                                HELD BY JOINT TENANTS, BOTH
                                                SHOULD SIGN. WHEN SIGNING AS
                                                ATTORNEY, AS EXECUTOR,
                                                ADMINISTRATOR, TRUSTEE OR
                                                GUARDIAN, PLEASE GIVE FULL TITLE
                                                AS SUCH. IF A CORPORATION,
                                                PLEASE SIGN IN FULL CORPORATE
                                                NAME BY PRESIDENT OR OTHER
                                                AUTHORIZED OFFICER. IF A
                                                PARTNERSHIP, PLEASE SIGN IN
                                                PARTNERSHIP NAME BY AUTHORIZED
                                                PERSON.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.